Exhibit 99.1

April 1, 2004

FOR IMMEDIATE RELEASE

WRIGLEY CLOSES JOYCO CONFECTIONERY ACQUISITION

CHICAGO - April 1, 2004 - The Wm. Wrigley Jr. Company (NYSE: WWY) announced today that it has closed its acquisition of certain confectionery businesses of the Joyco Group from Agrolimen, a privately-held Spanish conglomerate.

The purchase price of 215 million euros (approximately $260 million) is being funded from the Company's cash and line of credit and represents just over 1 times 2003 sales for the acquired businesses.

Key additions to the Wrigley Company's portfolio of brands will include Boomer(R) bubble gum, Pim Pom(R) lollipops, and Solano(R) candy. Wrigley will also acquire major sales and production operations in China, India and Spain, smaller commercial operations in France, Italy and Poland, as well as Cafosa, Joyco's gum base business.

"We are pleased to be adding the people, brands and expertise of Joyco to the Wrigley team," said Peter Hempstead, Senior Vice President - Worldwide Strategy and New Business. "We will combine our strengths to innovate in the confectionery category, meet consumer needs, create value for our customers, and further weave Wrigley brands into everyday life around the world."

Joyco's team of 2,600 associates has built distribution in approximately 70 countries and successfully achieved leading positions in bubble gum and non-gum confectionery segments of the confectionery businesses in key geographies:

	Bubble Gum (share position in segment)	Deposited Candy (share position in segment)	Lollipops (share position in segment)

China	#1	---	#1
India	#1	#2	#1
Spain	#1	#1	---

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Wm. Wrigley Jr. Company (page 2)

The acquisition of Joyco, including one-time charges, is expected to have a slight negative impact on Company earnings in the current year (less than $0.05 per share). It is expected to contribute positively to Wrigley's profitability in 2005.

"As with any acquisition we pursue, our intent is to support our existing strategies and focus on growth synergies," commented Ron Waters, Chief Operating Officer of Wrigley. "To that end, the talent, technologies, brands and distribution networks of Joyco will help accelerate our plans to expand Wrigley's participation in the broader confectionery arena."

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $3 billion. The Company markets its world-famous brands in over 150 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(TM), Wrigley's Spearmint(TM), Big Red(TM), Juicy Fruit(TM), Winterfresh(TM), Extra(TM), Freedent(TM), Hubba Bubba(TM), Orbit(TM), Excel(TM), Eclipse(TM), Airwaves(TM), Alpine(TM), Cool Air(TM), and P.K.(TM) chewing gums.

FROM: WM. WRIGLEY JR. COMPANY

Chris Perille, Senior Director - Corporate Communications

Phone: (312) 645-4077

Kelly McGrail, Director - Corporate Communications
Phone: (312) 645-4754

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty, and a variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the meaningful cautionary disclosure regarding such statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery, gums and mints, and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations including taxes; market demand for new and existing products; changes in raw material and other costs; lack of ability to implement improvements and to reduce costs associated with distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and lack of ability to sell certain assets at targeted values. Additional important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.